Exhibit 23.2

The Board of Directors

Digital Realty Trust, Inc.

and

The Board of Directors of the General Partner

Digital Realty Trust, L.P.:

We consent to the use of our reports dated February 28, 2014, with respect to:

(i)	the consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated income statements, statements of comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2013;

(ii)	the effectiveness of Digital Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2013; and

(iii)	the consolidated balance sheets of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated income statements, statements of comprehensive income, capital and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

April 28, 2014